Exhibit 1.8

AMENDED AND RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS AMENDED AND RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENT (“IP Security Agreement”), dated as of June 30, 2026, is made by TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Grantor”), in favor of BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as administrative agent for the Secured Parties under the Credit Agreement referred to below (the “Administrative Agent”).

WHEREAS, Grantor and Administrative Agent are parties to that certain Intellectual Property Security Agreement dated as of April 22, 2016 (the “2016 IP Security Agreement”), which was assigned and amended pursuant to that certain Assignment of and Amendment to IP Security Agreement dated as of July 29, 2018, and which was further assigned and amended pursuant to that certain Assignment of and Amendment to IP Security Agreement dated as of February 14, 2025 (collectively, the “Existing IP Security Agreement”), pursuant to which the Administrative Agent is the successor and current secured party thereunder.

WHEREAS, contemporaneously herewith, the Grantor, the Administrative Agent, the lenders from time to time party thereto and the loan parties from time to time party thereto have entered into that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which amends and restates in its entirety that certain Credit Agreement dated as of February 14, 2025, by and among the Grantor, Kobelt Manufacturing Co. Ltd., Twin Disc Canada Holdings Ltd. and the Administrative Agent, in its capacity as lender (the “Existing Credit Agreement”).

WHEREAS, as a condition to the extension of credit and other financial accommodations under the Credit Agreement, the Administrative Agent has required that Grantor enter into this IP Security Agreement for the benefit of the Secured Parties to evidence and perfect the security interest granted by Grantor in certain intellectual property pursuant to that certain Amended and Restated Security Agreement, dated as of the date hereof, by and between Grantor and Administrative Agent (the “Security Agreement”), including for purposes of recording with national, federal and state government authorities, including, but not limited to, the United States Patent and Trademark Office and the United States Copyright Office.

WHEREAS, the parties desire to amend and restate the Existing IP Security Agreement, such that the Existing IP Security Agreement is replaced in its entirety by, and pursuant to the terms and conditions set forth in, this IP Security Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees with the Administrative Agent as follows:

1.        Grant of Security. Grantor hereby pledges and grants to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in and to all of the right, title and interest of Grantor in, to and under the following, wherever located, and whether now existing or hereafter arising or acquired from time to time (the “IP Collateral”):

(a)         the patents and patent applications set forth in the Perfection Certificate dated contemporaneously herewith from Grantor (the “Perfection Certificate”) and all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof and amendments thereto (the “Patents”);

(b)         the trademark registrations and applications set forth in the Perfection Certificate, together with the goodwill connected with the use of and symbolized thereby and all extensions and renewals thereof (the “Trademarks”), excluding only United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant, attachment or enforcement of a security interest therein would, under applicable federal law, impair the registrability of such applications or the validity or enforceability of registrations issuing from such applications;

(c)          the copyright registrations, applications and copyright registrations and applications exclusively licensed to each Grantor set forth in the Perfection Certificate, and all extensions and renewals thereof (the “Copyrights”);

(d)         all rights of any kind whatsoever of such Grantor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world;

(e)         any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(f)         any and all claims and causes of action, with respect to any of the foregoing, whether occurring before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.         Recordation. Grantor authorizes the Commissioner for Patents, the Commissioner for Trademarks and the Register of Copyrights and any other government officials to record and register this IP Security Agreement upon request by the Administrative Agent.

3.         Loan Documents. This IP Security Agreement has been entered into pursuant to and in conjunction with the Security Agreement, which is hereby incorporated by reference. The provisions of the Security Agreement shall supersede and control over any conflicting or inconsistent provision herein. The rights and remedies of the Administrative Agent with respect to the IP Collateral are as provided by the Credit Agreement, the Security Agreement and related documents, and nothing in this IP Security Agreement shall be deemed to limit such rights and remedies.

4.         Execution in Counterparts. This IP Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this IP Security Agreement by facsimile or in electronic (i.e., "pdf" or "tif" format) shall be effective as delivery of a manually executed counterpart of this IP Security Agreement.

5.         Successors and Assigns. This IP Security Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.         Governing Law. This IP Security Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this IP Security Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Wisconsin, without giving effect to any choice or conflict of law provision or rule.

7.        Notices. All written notices and other communications required hereunder shall be sent to addresses as set forth in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

TWIN DISC, INCORPORATED

By
Name: Jeffrey S. Knutson
Title: Vice President – Finance, Chief Financial Officer, Treasurer and Secretary

BANK OF MONTREAL, as Administrative Agent

By
Name: Mark Czarnecki
Title: Senior Vice President

By
Name: Jonathan Hassler
Title: Vice President